Filed Pursuant to Rule 433
                                                  Registration No. 333-129918-01

Credit Suisse
Credit Suisse Securities (USA) LLC
11 Madison Ave New York, NY 10010
212-325-3295
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                            Real Estate Finance Group

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                           Real Estate Capital Markets
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                                                                   Hedges:  YN06

                               **PRICING RESULTS**
                                  CSMC 2006-C1
                               Dated Date: 3/01/06
                              Settle Date: 3/22/06
                                (21 days accrued)
                               Rated Final 2/2039

                                                 ----------------------
                                                 Swap            Spread
                                                 ----------------------
                                                 2               44.25
      --------------------------                 3               42.75
      Notes   Yield      $ Prx                   4               45.50
      --------------------------                 5               48.50
      2       4.758%     99-24                   6               50.25
      3       4.787%     99-07                   7               51.75
      5       4.765%   98-26 3/4                 8               52.75
      10      4.740%    98-03+                   9               54.00
      --------------------------                 10              55.25
                                                 ----------------------


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                                   Initial          Assumed                                         Modified
Class   Rating (1)   ($) Balance   Coupon     WAL   Maturity   Spread   Index    Price     Yield    Duration     CUSIP     Clearing
-----------------------------------------------------------------------------------------------------------------------------------
A-2      AAA/AAA     235,000,000    5.5120%   4.4    Feb-11        15   SWAPS   100.5000   5.389%      3.810   225470F40     DTC
A-3      AAA/AAA     336,916,000    5.7110%   6.7    Feb-13        30   SWAPS   100.5000   5.569%      5.435   225470F57     DTC
A-AB     AAA/AAA     155,000,000    5.6810%   7.1    Jun-15        28   SWAPS   100.5000   5.553%      5.700   225470F65     DTC
A-4      AAA/AAA     698,000,000    5.6090%   9.6    Dec-15        25   SWAPS   100.5000   5.540%      7.273   225470F73     DTC
A-M      AAA/AAA     300,356,000    5.7375%   9.8    Jan-16        30   SWAPS   100.5000   5.591%      7.355   225470F99     DTC
A-J      AAA/AAA     236,531,000    5.7375%   9.8    Feb-16        35   SWAPS   100.1683   5.641%      7.361   225470G23     DTC
B        AA+/AA+      18,772,000    5.7375%   9.9    Feb-16        39   SWAPS    99.8667   5.682%      7.388   225470G31     DTC
C         AA/AA       37,545,000    5.7375%   9.9    Feb-16        41   SWAPS    99.7188   5.702%      7.386   225470G49     DTC
D        AA-/AA-      33,790,000    5.7375%   9.9    Feb-16        43   SWAPS    99.5711   5.722%      7.383   225470G56     DTC
E         A+/A+       22,526,000    5.7375%   9.9    Feb-16        47   SWAPS    99.2766   5.762%      7.377   225470G64     DTC
F          A/A        33,790,000    5.7375%   9.9    Feb-16        50   SWAPS    99.0565   5.792%      7.373   225470G72     DTC
-----------------------------------------------------------------------------------------------------------------------------------


(1) S&P / Fitch


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

This investment summary is a computational, structural and/or collateral term sheet prepared solely for informational purposes. No offer to sell or solicitation of any offer to purchase securities is being made hereby. This summary is designed for use by personnel to assist them in determining whether potential investors wish to proceed with an in-depth investigation of the proposed subject offering. While the information contained herein is from sources believed to be reliable, it has not been independently verified by Credit Suisse Securities (USA) LLC or any of its respective affiliates. Therefore, none of Credit Suisse Securities (USA) LLC nor any of its respective affiliates make any representations or warranties with respect to the information contained herein or as to the appropriateness, usefulness or completeness of these materials. Any computational information set forth herein (including without limitation any computations of yields and weighted average life) is hypothetical and based on certain assumptions (including without limitation assumptions regarding the rate and timing of voluntary and involuntary prepayments of the mortgage loan/loans or assumptions that the mortgage loan/loans will not be prepaid voluntarily or involuntarily or liquidated). The actual characteristics and performance of the mortgage loan/loans will differ from such assumptions and such differences may be material. This document is subject to errors, omissions and changes in the information and is subject to modification or withdrawal at any time with or without notice. These materials and the information contained herein supersedes any and all information contained in any previously furnished computational, structural and/or collateral terms sheets and shall be superseded by any subsequently furnished terms sheets. These materials and the information contained herein shall be superseded by a final prospectus, prospectus supplement or similar private placement memorandum. No purchase of any securities may be made unless and until a final prospectus, prospectus supplement or similar private placement memorandum has been received by a potential investor and such investor has complied with all additional related offering requirements. The contents herein are not to be reproduced without the express written consent of Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC and its affiliates expressly reserve the right, at their sole discretion, to reject any or all proposals or expressions of interest in the subject proposed offering and to terminate discussions with any party at any time with or without notice.

                                                                   March 7, 2006